Exhibit 11.3

CORPORATE GOVERNANCE CHARTER

The following is the Company’s Corporate Governance Charter.

The Board of Directors of the Company, as a whole, is responsible for reviewing the overall governance principles of the Company and governance issues that arise during the course of the year.  The following table describes the Company’s corporate governance disclosure requirements.

(a)

Disclose the identity of directors who are independent.

As at June 30, 2007, the independent directors of the Company are:

Ken Cai, Richard Buski, Wade Dawe and Howard Balloch.  Mr. Wade Dawe did not stand for re-election at the Company’s Annual General Meeting September 17, 2007.

(b)

Disclose the identity of directors who are not independent, and describe the basis for that determination.

Howard Ratti is not independent as he is the President and CEO of the Company.

(c)          Disclose whether or not a majority of directors are independent.  If a majority of directors are not independent, describe what the board of directors (the “board”) does to facilitate its exercise of independent judgment in carrying out its responsibilities.

A majority of the directors of the Company are independent (four out of five).

(d)          If a director is presently a director of any other issue that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

Directorships of the directors of the Company are set out in this Registration Statement in the table under the heading  Item 6 A. Directors an Senior Management.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.  If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the Issuer’s most recently completed financial year.  If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

To date, there have been no meetings of the independent Directors of the Company.

(f)

Disclose whether or not the chair of the board is an independent director.  If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities.  If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The Board has appointed Howard Balloch to serve as “lead director” to provide leadership to its independent directors.

(g)

Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

There were two directors’ meetings in the most recently completed financial year.  All directors were in attendance.

(h)

Disclose the text of the board’s written mandate.  If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The board does not have a written mandate at this time.  The Company was  reactivated to a Tier 2 status in the spring of 2006 and is in the process of developing a written mandate of roles and responsibilities.  The Board has established and monitors a Code of Ethics for directors, senior officers and employees.

(i)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.  If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The board has not developed written position descriptions for the chair and/or the chair of each board committee at this time.  The Company was reactivated to a Tier 2 status in the spring of 2006 and is in the process of developing a description of roles and responsibilities for the chair and each board committee.

(j)

Disclose whether or not the board and CEO have developed a written position description for the CEO.  If the board and CEO have not developed such a position description, briefly describe how the board delineated the role and responsibilities of the CEO.

The board has not developed a written position description for the CEO other than that described in the CEO’s management contract.  In the future, it is intended that the independent board members will conduct regular reviews and assessments of the CEO’s performance.  The CEO is responsible for the day-to-day operations of the Company.

(k)

Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

The board provides ad hoc orientation for new directors.

(l)

Briefly describe what measures, if any, the board takes to provide continuing education for its directors.  If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The board provides continuing education for directors on an ad hoc basis in respect of issues that are necessary for them to understand to meet their obligations as directors.  All of the directors are actively involved in their respective areas of expertise.

(m)

Disclose whether or not the board has adopted a written code for the directors, officers and employees.

The board has adopted a written Code of Ethics for the directors, officers and employees of the Company.  A copy may be obtained by written request to the Company’s offices located at #2772 – 1055 West Georgia Street, Vancouver, B.C.  V6E 3R5 or by e-mail request to mar@eastenergy.com.  No material change report has been filed since April 1, 2006, or ever, that pertains to any conduct of a director or executive officer that constitutes a departure from the Code.

(n)

Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

If a director or executive officer is interested in any transaction or agreement before the board, the interested directors or executive officers must abstain from voting on such issues or topics.

(o)

Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

The board advocates a high standard of integrity for all its members and the Company.  To this end, all directors and officers are required to read and understand the Company’s Code of Ethics.

(p)

Describe the process by which the board identifies new candidates for board nomination.

The board as a whole currently identifies suitable candidates for any board vacancy.

(q)

Disclose whether or not the board has a nominating committee composed entirely of independent directors.  If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The board does not have a nominating committee at this time.  The board works with outside professional parties, when required, to evaluate suitable candidates.

(r)

Describe the process by which the board determines the compensation for the Issuer’s directors and officers.

Board members rely on industry standards for director, officer and employee compensation.

(s)

Disclose whether or not the board has a compensation committee composed entirely of independent directors.  If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The board does not have a compensation committee.  Board members rely on industry standards for director, officer and employee compensation.

(t)

If a compensation consultant or advisor has, at any time since the beginning of the Issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the Issuer’s directors and officers, disclose the identify of the consultant or advisor and briefly summarize the mandate for which they have been retained.  If the consultant or advisor has been retained to perform any other work for the Issuer, state that fact and briefly describe the nature of the work.

No compensation consultant or advisor has ever been retained by the Company.

(u)

If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The Company does not have any standing committee other than the Audit Committee.

(v)

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution.  If assessments are regularly conducted, describe the process used for the assessments.  If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

At the present time, there is no mechanism for committees or individual directors to be regularly assessed with respect to their effectiveness and contribution.